Exhibit (d)(13)

Schedule A

Funds and Portfolios Covered by Master International Research Agreement

between

Fidelity International Investment Advisors

and

FMR Co., Inc.

dated as of September 16, 2004

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Fidelity High Income Central Investment Portfolio 1	Fixed-Income	09/16/04
Fidelity Central Investment Portfolios LLC	Fidelity Floating Rate Central Investment Portfolio	Fixed-Income	11/18/04

Agreed and Accepted

as of November 18, 2004

Fidelity International Investment Advisors		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FMR Co. Inc.
By:	/s/David Holland		By:	/s/JS Wynant
Name:	David Holland		Name:	JS Wynant
Title:	Director		Title:	Treasurer